Exhibit 21.1

Subsidiaries of SI International, Inc.

SI International Application Development, Inc.
(f/k/a Statistica, Inc.)

SI International Consulting, Inc.
(f/k/a SI Enterprise Consulting Corporation)

SI International Learning, Inc.
(f/k/a WPI, Inc.)

MATCOM International Corporation

SI International Technology Services, Inc.
(f/k/a Materials, Communication and Computers, Inc.

Bridge Technology Corporation

Shenandoah Electronic Intelligence, Inc.

SI International SEIT, Inc.
(f/k/a/ SEI Technology, Inc.)

Zen Technology, Inc.